Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule TO

(Form Type)

J.P. Morgan Access Multi-Strategy Fund, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$0.00	0.0001476%	$0.00

Fees Previously Paid	$73,028,765.82		$10,779.05

Total Transaction Valuation	$73,028,765.82

Total Fees Due for Filing			$10,779.05

Total Fees Previously Paid			$10,779.05

Total Fee Offsets			-

Net Fee Due			$0.00